UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2020

SUGARMADE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23446	94-3008888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Royal Oaks Dr., Suite 108 Monrovia, CA	91016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 982-1628

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SGMD	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 3.01. Notice of Listing Rule Requirements.

Under Section 4.1 of the OTCQB Standards (OTC Markets Group Inc,), the minimum closing bid price for Sugarmade, Inc.’s (the “Company”) Common Stock must be $0.01 or greater for ten consecutive trading days in order to continue trading on the OTCQB marketplace. The Company has until May 21, 2020 for compliance. The Company intends to request additional time to satisfy the applicable trading requirements. As of March 26, 2020, Nasdaq had suggested the companies not in compliance with current listing requirements may want to contact the listing departments of exchanges, as applicable, to discuss situations specific to the company that may warrant an exception to the rules.

Item 3.02. Unregistered Sales of Equity Securities.

On April 15, 2020, the Company sold and issued to Jimmy Chan (“Chan”) One Million Five Hundred Thousand (2,126,500) of Series B Convertible Preferred Stock at par value of $0.001 subject to a Waiver Agreement, described in Item 3.03 below, these shares are non-transferable.

The Series B Convertible Preferred Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and was issued in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D. Chan has acquired the Series B Convertible Preferred Stock for his own accounts and not with a view to distribution in violation of the Securities Act.

Item 3.03. Material Modifications to Rights of Security Holder.

On April 17, 2020, the Company entered into a Series B Waiver Agreement (the “Waiver Agreement”) with its chief executive officer and corporate chairman of its board of directors, Jimmy Chan (“Chan”) relating to Chan’s ownership of One Million Five Hundred Thousand (1,500,000) of Series B Convertible Preferred Stock. Under the terms of the Waiver Agreement, Chan waives his rights (a) to the conversion rights granted to him in the Series B Convertible Preferred Stock and (b) the rights to proceeds in the event of any liquidation, dissolution or winding up as may be provided in the Certificate of Incorporation pertaining to said Series B Preferred Stock, if any. In the event that there is a merger or consolidation (other than one in which stockholder of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, this event will be treated as a liquidation event. The Series B Convertible Preferred Stock continues to vote or have the right to vote, together with the Common Stock as if it were on an as-converted basis, and not as a separate class, subject to any adjustments for stock dividends, splits, combinations and similar events.

Item 7.01 Regulation FD.

The Company believes that in order to fund necessary working capital to implement our business consolidation plan and satisfy current debt obligations, the Company will have to obtain debt financing, and/or sell additional equity securities in future financings. Additional equity financings may cause further dilution for existing stockholders. Current markets conditions and the COVID-19 pandemics impact on the global economy are having a significant adverse impact on both debt and equity financings. There can be no assurance that any such additional financing will be available or, if available, that its terms will be satisfactory to us. In addition, our costs and expenses may be higher than anticipated, and there can be no assurance that we will not be required to seek additional financing to meet our operating cash requirements or other financing and debt service needs.  Failure to obtain additional financing would have material adverse effect on our results of operation and, could result in our defaulting under current debt payment obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: April 21, 2020	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer